UNITED STATES SECURITIES AND EXCHANGE COMMISSION WASHINGTON, DC 20549
FORM 8-K CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): August 6, 2007
PHYSICIANS FORMULA HOLDINGS, INC. (Exact name of registrant as specified in its charter)
Delaware (State or other jurisdiction of incorporation)	001-33142 (Commission File Number)	23-0340099 (IRS Employer Identification No.)
1055 West 8th Street Azusa, California91702 (Address of principal executive offices, including Zip Code)
(626) 334-3395 (Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 6, 2007, Walter G. Kortschak resigned as a director from the board of directors of Physicians Formula Holdings, Inc. (the “Company”). Mr. Kortschak's resignation is not the result of any disagreement with the Company on any matter relating to the Company's operations, policies or practices.

On August 6, 2007, the board of directors of the Company appointed Zvi Eiref as a director of the Company to fill the vacancy created by Mr. Kortschak's resignation. Mr. Eiref was also appointed to the Audit Committee and  the Nominating and Corporate Governance Committee of the Company’s board of directors.

There are no arrangements or understandings between Mr. Eiref and any other person pursuant to which he was selected to serve on the board of directors, and there are no relationships between Mr. Eiref and the Company that would require disclosure under Item 404(a) of Regulation S-K. Mr. Eiref will be entitled to the Company’s standard non-employee director cash compensation arrangements as described in the Company’s 2007 proxy statement filed with the Securities and Exchange Commission on April 30, 2007. Mr. Eiref will also be eligible to receive stock options and other equity-based awards when, as and if determined by the Compensation Committee of the Company’s board of directors pursuant to the Company’s 2006 Equity Incentive Plan.

A copy of the Company’s press release announcing these changes to the Company's board of directors is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01  Financial Statements and Exhibits.

(d)  Exhibits

Exhibit No.	Description
99.1	Press release issued August 7, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PHYSICIANS FORMULA HOLDINGS, INC.

Date: August 7, 2007	By:	/s/ Joseph J. Jaeger
Name: Joseph J. Jaeger
Title: Chief Financial Officer